Exhibit 99.1

SpongeTech® Delivery Systems, Inc. Announces Acquisition of Dicon Technologies

SpongeTech® Acquires R&D Company Dicon Technologies

NEW YORK—(BUSINESS WIRE)—SpongeTech® Delivery Systems, Inc., America’s Cleaning Company™, (OTCBB: SPNG) is pleased to announce that the Company has acquired Dicon Technologies (“Dicon”), a company that specializes in research and development of products derived from hydrophilic urethane chemistry. The Board of Directors of SpongeTech® and Dicon have approved and completed the transaction. SpongeTech® acquired Dicon for $4.45 million in cash only. The Company has immediately picked up approximately $10 million in revenues and approximately $1.5 million in pre-tax earning from the acquisition. Dicon currently sells various products including private label brands for multiple industries through established channels of distribution in the U.S., including traditional food, drug and mass market stores such as CVS, Walgreens, Kmart and Wal-mart as well as direct sales to large commercial clients; all of which SpongeTech® intends to immediately utilize. In addition to the U.S. distribution, Dicon currently has distribution in Asia.

“Due to the overwhelming increase in sales and demand for our products, we felt the best interest for the Company was to acquire Dicon,” said SpongeTech®’s CEO, Michael Metter. “The acquisition of Dicon benefits SpongeTech® along multiple parallels. With this acquisition, SpongeTech® will obtain the technology that we have had exclusive rights to utilize in the manufacturing of our products and enable a more efficient and expeditious R&D process for the expanding of our product lines. In addition, SpongeTech® will acquire all current and future products within Dicon’s portfolio.”

“We are energized at the potential unleashed by the union of our two companies,” commented SpongeTech®’s COO, Steven Moskowitz. “The growth of the Company has given us the ability to acquire Dicon without dilution. We believe that this acquisition places SpongeTech® in an excellent position to maximize the value of our Company and its future.”

Established in 1975, Dicon Technologies has been researching, developing and producing some of the most innovative and successful products for multiple industries including agriculture, cosmetic, household and medical. Today, Dicon is recognized as an innovator in product development, setting new standards and creating products with far-reaching implications throughout these industries. Headquartered in Black Creek, Georgia, Dicon operates a new, state-of-the-art 30,000 sq. ft. research and manufacturing facility where over 65 researchers, product development and manufacturing personnel work on multiple, current, and future products.

Dicon’s President, Wayne Celia, comments, “We have always strived to create products that are not only technologically advanced but provide the end user benefits unforeseen in previous products in the marketplace. Teaming up with SpongeTech® is the perfect solution to providing a strong portfolio of innovative products that management believes will blow the marketplace out of the water.”

Details to the acquisition of Dicon Technologies will be in the Company’s Form 8-K filing at http://sec.gov/.

For more information, please contact Investor Relations at 1-877-SPONGE-T, and/or visit the Company's website at: www.spongetech.com.

About SpongeTech® Delivery Systems, Inc.

SpongeTech® Delivery Systems is a company which designs, produces, and markets unique lines of reusable cleaning products for Car Care, Child Care, Home Care and Pet Care usages. These sponge-like products utilize SpongeTech®'s proprietary, patent (and patent-pending) technologies and other technologies involving hydrophilic (liquid absorbing) foam, polyurethane matrices or other ingredients. The Company's sponge-like products are pre-loaded with specially formulated ingredients such as soap, conditioner and/or wax that are released when the sponge is soaked and applied to a surface with minimal pressure. SpongeTech® is currently exploring additional applications for its technology in the health, beauty, and medical markets. SpongeTech® Delivery Systems, Inc. intends to globally brand its Company as America's Cleaning Company™.

Safe Harbor Statement

Under The Private Securities Litigation Reform Act of 1995: The statements in this presentation that relate to the Company's expectations with regard to the future impact on the Company's results from new products in development are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The results anticipated by any or all of these forward-looking statements may not occur. Additional risks and uncertainties are set forth in the Company's Annual Report on Form 10-KSB for the year ended May 31, 2008, the Company's Quarterly Report on Form 10-QSB for the Third quarter ended February 28, 2009. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof, or to reflect the occurrence of unanticipated events or changes in the Company's plans or expectations.

Contact:

SpongeTech® Delivery Systems, Inc.
Investor Relations:
Bill Young, 1-877-776-6438
wayoung55@aol.com or info@spongetech.com

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